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                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-4 (the "Registration Statement") of our reports dated February 22, 2002, relating to the financial statements of American Family Life Insurance Company and American Family Variable Account II which appear in such Statement of Additional Information, and to the incorporation by reference of such reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.



PRICEWATERHOUSECOOPERS LLP
Chicago, Illinois
April 29, 2002